Exhibit 99.1

Investor Relations: Charles Messman or Jim Byers MKR Group, Inc. (323) 468-2300 tnix@mkr-group.com	Company Contact: Paul Bogonis CFO Telanetix, Inc. (206) 529-6542

Telanetix Reports Preliminary Fourth Quarter
2011 Financial Results

   Q4 Core Revenue Increase of 21% Year-Over-Year to $6.6 Million
Q4 Adjusted EBITDA Increase of 126% Year-Over-Year to Record $1.2 Million

BELLEVUE, WA – February 28, 2012 - Telanetix, Inc. (OTC BB: TNIX), a leading cloud-based communications provider offering next generation voice services and solutions to the business market, today reported preliminary financial results for its 2011 fourth quarter ended December 31, 2011.

Preliminary Fourth Quarter 2011 Financial Results:

▪	Core voice revenue increased to $6.6 million, up 20.7% from $5.5 million in the fourth quarter of 2010, and up 5.4% from $6.3 million in the third quarter of 2011.

▪	Q4 total revenue increased to $7.5 million, up 12% from $6.7 million in the fourth quarter of 2010, and up 4% from $7.3 million in the third quarter of 2011.

▪	Q4 net loss decreased to $0.6 million, down 62% from $1.6 million in the fourth quarter of 2010, and down 60% from $1.5 million in the third quarter of 2011.

▪	Adjusted EBITDA increased to a record $1.2 million, up 126% from $536,000 in the fourth quarter of 2010, and up 100% from $600,000 in the third quarter of 2011.

▪	Company delivered ninth consecutive quarter of positive adjusted EBITDA.

▪	Q4 ending cash balance of $1.8 million after debt service of $1.4 million during the year.

“These are exciting times for Telanetix as we continue to make significant progress with our business,” said Doug Johnson, Telanetix’ CEO. “Our core customer acquisition rates have steadily increased to the highest levels in our history, while our revenue growth rate is continuing to improve. We are pleased that we have shown consistent growth, while also posting record performance in adjusted EBITDA. The company is executing well and we are focused on accelerating sales and growing our market share.”

Mr. Johnson concluded, “Our value proposition as a cloud-based, hosted voice solution resonates well with customers, as we deliver superior capabilities and performance at approximately 50% of the cost of traditional business voice solutions. As we look ahead to 2012, we are optimistic about our long term growth prospects and cash generation capabilities.”

The financial results included in this press release are preliminary and subject to change. Telanetix is in the process of finalizing its financial results for its 2011 fourth quarter and full year ended December 31, 2011 and plans to report its final financial results in March 2012.

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Adjusted EBITDA is a non-GAAP financial measure. Management believes certain non-GAAP measures provide relevant and meaningful measures by which investors can evaluate the business. Management uses adjusted EBITDA to evaluate changes in the company's core earnings from operations, unaffected by non-cash expenses, expenses related to the company's capital structure, taxes or extraordinary events.  EBITDA is defined as earnings or loss before interest, income taxes, depreciation and amortization, and the company defines Adjusted EBITDA as EBITDA adjusted for non-cash items including stock-based and warrant compensation, charges related to changes in fair market value of warrant and beneficial conversion feature liabilities, as well as the Company’s recent recapitalization and severance charges.

About Telanetix, Inc.
Telanetix, Inc. (OTC BB: TNIX) is a leading cloud based communications solutions provider offering next generation voice services and solutions to the business market. Telanetix solutions meet the real-world communications demands of its customers with an industry-leading value proposition of cutting edge products and technology that brings enhanced productivity and industry-leading savings to our customers. The company's hosted telecom voice services, marketed under the "AccessLine" brand, give companies flexible calling solutions, a simpler installation experience, and a greater range of support options than traditional telecom providers. With a history of serving over 100,000 business customers, including Fortune 50 companies, we've scaled our award-winning technologies to meet the needs of entrepreneurial-minded small businesses.

Safe Harbor Statement
Certain statements contained in this press release are “forward-looking statements” within the meaning of applicable federal securities laws, including, without limitation, our expectations regarding growth in our core revenue for 2011, anything relating or referring to future financial results and plans for future business development activities, including anticipated effects of distribution relationships, and are thus prospective. Forward-looking statements are inherently subject to risks and uncertainties some of which cannot be predicted or quantified based on current expectations. Such risks and uncertainties include, without limitation, the risks and uncertainties set forth from time to time in reports filed by the company with the Securities and Exchange Commission could materially and adversely affect our business, operating results and financial condition. Although the company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Consequently, future events and actual results could differ materially from those set forth in, contemplated by, or underlying the forward-looking statements contained herein. The companies undertake no obligation to publicly release statements made to reflect events or circumstances after the date hereof.

TELANETIX, INC.
Net Profit/(Loss) to EBITDA Reconciliation
(Unaudited)

	Three months ended December 31,		Twelve months ended December 31,
	2011	2010	2011	2010
Adjusted EBITDA (earnings release purposes only)
Net Profit / (Loss)	$(589,392)	$(1,556,170)	$(5,355,314)	$10,323,559
Depreciation and amortization of purchased intangibles	1,073,486	998,098	4,080,398	3,976,927
Interest Expense	701,819	833,456	3,187,210	3,305,006
State income tax	(110,508)	187,500	(110,508)	225,000
EBITDA	1,075,405	462,884	1,801,786	17,830,492
Adjustments for certain non-cash expenses:
Severance Costs	12,948	-	247,740	-
Gain on Extinguishment of Debt	-	13,669	-	(16,497,185)
Change in fair market value of derivative liabilities	-	-	-	(790,648)
Stock based compensation	122,408	59,571	501,818	1,177,841
Adjusted EBITDA	$1,210,761	$536,124	$2,551,344	$1,720,500